Exhibit 77(C): Submissions of Matters to a vote of security holders

A joint special meeting of shareholders of the Fund was held on December 4, 2014. The joint special meeting was held for the purpose of electing members of the Fund’s Board of Directors. Shareholders elected the following nine (9) Directors at the joint special meeting:

•	E. Thayer Bigelow
•	Robert B. Calhoun, Jr.
•	Eric C. Fast
•	Daria L. Foster
•	Evelyn E. Guernsey
•	Julie A. Hill
•	Franklin W. Hobbs
•	James M. McTaggart
•	James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

Lord Abbett Series Fund, Inc.
Nominee	Votes For	Votes Withheld
E. Thayer Bigelow	144,825,240.315	5,347,173.213
Robert B. Calhoun, Jr.	144,961,880.780	5,210,532.748
Eric C. Fast	145,332,213.842	4,840,199.686
Daria L. Foster	145,354,879.637	4,817,533.891
Evelyn E. Guernsey	145,259,016.530	4,913,396.998
Julie A. Hill	145,304,124.103	4,868,289.425
Franklin W. Hobbs	145,121,118.727	5,051,294.801
James M. McTaggart	145,260,564.249	4,911,849.279
James L.L. Tullis	145,158,323.821	5,014,089.707

No Directors other than these elected are now in office.